Exhibit 10.5

Grant Date: XXX
Restriction Lapse Date: XXX
Value on Grant Date: XXX
Dividend Equivalents: XXX

Performance Stock Unit Grant Certificate - additional terms

  PSU Grant. The Management Development and Compensation Committee ("Committee") of the Board of Directors of General Electric Company ("Company") has granted Performance Stock Units with Dividend Equivalents ("PSUs") to the named individual ("Grantee"). Each PSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share ("Common Stock"), for each PSU for which the restrictions set forth in paragraph 3 lapse in accordance with their terms, and (ii) quarterly cash payments equivalent to the dividend paid to shareholders of such stock, each in accordance with the terms of this Grant, the GE 1990 Long Term Incentive Plan ("Plan"), and any rules and procedures adopted by the Committee.

  Dividend Equivalents. Until the Grantee's employment with the Company is terminated for any reason, or until such time as the following restrictions lapse, whichever occurs first, the Company will pay the Grantee on a quarterly basis a cash amount equal to the number of PSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company's Common Stock, with such payments to be made reasonably promptly after the payment date of each quarterly dividend.

  Restrictions/Performance Goals. Restrictions on XX% of the PSUs shall lapse on the Restriction Lapse Date if (i) the Grantee has been continuously employed by the Company to such date and (ii) the Company's Average Annual Total Shareowner % Return ("TSR") is equal to or exceeds the Average Annual Total Shareowner % Return for the S&P 500 companies ("S&P 500 TSR") for the XX-year period of [START DATE] to [END DATE]. Restrictions on the other XX% of the PSUs shall lapse on the Restriction Lapse Date if (i) the Grantee has been continuously employed by the Company to such date and (ii) the Company's average annual % growth in Cash Flow from Operating Activities ("CFOA"), adjusted to exclude the effect of unusual events, is equal to or exceeds XX% for the XX-year period of [START DATE] to [END DATE]. Measurement of TSR and CFOA shall be determined in accordance with the customary accounting and financial reporting practices utilized by the Company according to Generally Accepted Accounting Principles (GAAP). PSUs for which restrictions do not lapse in accordance with this paragraph shall be immediately cancelled.

  Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee.

  Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

  Entire Agreement. This Grant, the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by the Chairman of the Committee and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.